Exhibit 99.1

QHSLab (OTCQB:USAQ) and South Dakota State University Celebrate NSF Invitation to Submit STTR Application for AIR-GUIDDE Technology

NSF Recognition: A Testament to Innovation

Driving Strategic Growth and Shareholder Value

WEST PALM BEACH, FL, December 13, 2024 (GLOBE NEWSWIRE) — QHSLab Inc. (“the Company”) (OTCQB: USAQ), a leading provider of digital healthcare solutions and diagnostic technologies, is thrilled to announce that it has been invited by the prestigious National Science Foundation (NSF) to submit a full Phase I application for the development of the Airway Instantaneous Regional Guided Interface for Drug Delivery Efficiency (AIR-GUIDDE). This exclusive invitation, under the NSF Small Business Technology Transfer (STTR) program, underscores the transformative potential of AIR-GUIDDE and highlights the significant merits of the project, even at this early stage.

An Invitation of Distinction

The NSF invitation to submit a full proposal is a key milestone for QHSLab and its partner, South Dakota State University (SDSU). Such invitations are extended only after a rigorous evaluation of the initial Project Pitch, demonstrating the project’s high potential for technical innovation, commercial impact, and societal benefit.

“This invitation from the NSF is a validation of the groundbreaking nature of the AIR-GUIDDE project,” said Saikat Basu, Assistant Professor of Mechanical Engineering at South Dakota State University and Principal Investigator of AIR-GUIDDE. “It reflects not only the advanced scientific principles behind the platform but also its potential to redefine drug delivery in ways that can significantly improve patient outcomes and lower healthcare costs.”

Revolutionizing Drug Development

AIR-GUIDDE is designed to streamline the traditionally expensive and time-consuming process of drug development. By leveraging advanced computational fluid dynamics (CFD) modeling, the platform provides real-time insights into drug deposition patterns in the respiratory and nasal systems. This innovation accelerates development timelines, reduces costs, and increases the precision of drug delivery for conditions such as asthma, COPD, influenza, and pandemic-related viral threats.

Strategic Synergy with QHSLab Technologies

“This partnership and the recognition from NSF exemplify how QHSLab is uniquely positioned to drive innovation and growth,” said Marcos Sanchez-Gonzalez, MD, PhD, Vice President of Medical and Scientific Affairs at QHSLab. “AIR-GUIDDE synergizes perfectly with our existing digital medicine platforms and represents the next step in integrating cutting-edge research with real-world healthcare applications. This is not a departure from our strategy but a reaffirmation of our focus on scalable, revenue-generating innovations that enhance healthcare outcomes.”

Why This Matters for QHSLab and Shareholders

The AIR-GUIDDE project strengthens QHSLab’s trajectory as a leader in digital healthcare solutions while reinforcing its core mission. The NSF’s invitation to apply for funding further validates the Company’s expertise and vision, positioning QHSLab for impactful collaborations and expanding its portfolio of revenue-generating technologies.

The NSF STTR program provides significant financial support to groundbreaking projects like AIR-GUIDDE, with Phase I grants of up to $305,000 and Phase II grants reaching as high as $1.25 million. These funding opportunities will accelerate AIR-GUIDDE’s development and commercialization, ensuring that QHSLab can bring this transformative platform to market efficiently and effectively.

With AIR-GUIDDE’s potential to disrupt the $2.6 billion respiratory drug market and its broader applications in pandemic preparedness and bioterrorism defense, the project is poised to deliver significant value to pharmaceutical developers, healthcare providers, and shareholders alike.

A Message from QHSLab’s CEO

“This invitation from the NSF is both a validation of our approach and a tremendous opportunity for growth,” said Troy Grogan, CEO of QHSLab. “The AIR-GUIDDE project is a prime example of how QHSLab’s adaptable technology platform can extend its impact into drug development and discovery. This initiative is fully aligned with our mission and growth strategy, showcasing the versatility of our platforms while delivering sustainable revenue opportunities. Importantly, this effort is neither a distraction nor dilutive to our core business—it’s a reflection of our commitment to innovation and a seamless integration of advanced R&D with real-world applications.”

For more information about QHSLab and our healthcare solutions, please visit www.qhslab.com.

About QHSLab, Inc.

QHSLab, Inc. (OTCQB: USAQ) is a medical device company providing digital healthcare solutions and point-of-care-diagnostic tests to primary care physicians. Digital healthcare allows doctors to assess patient responses quickly and effectively using advanced artificial intelligence algorithms. Digital healthcare can also remotely monitor patients’ vital signs and evaluate the effects of prescribed medicines and treatments on patients’ health through real-time data transferred from patient to doctor. QHSLab, Inc. also markets and sells point-of-care, rapid-response diagnostic tests used in the primary care practice. QHSLab, Inc.’s products and services are designed to help physicians improve patient monitoring and medical care while also increasing their revenues.

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

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